Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE February 3, 2011	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS 2011 FIRST QUARTER FINANCIAL RESULTS

➢	Orders of $140 million rose 30 percent year over year, the second highest quarter for orders in MTS history; backlog reaches record high of $247 million

➢	Revenue of $106 million, gross margin of 44.1 percent and $0.86 earnings per share position the company for strong year-over-year growth in 2011

Eden Prairie, Minn., February 3, 2011 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2011 first quarter financial results.

“Certainly, we are delighted with our first quarter results, which exceeded our expectations. Numerous factors, including higher beginning backlog, robust Q1 orders, and strong short cycle mix, combined to deliver exciting top and bottom line growth,” said Laura B. Hamilton, chief executive officer and chair. “Much of the strength that we experienced late in fiscal 2010 in areas such as Test ground vehicles and Sensors Europe, continued into the first quarter.”

Hamilton continued, “Our history demonstrates that MTS’ results are impacted by economic changes and, at the same time, that quarter-to-quarter results have the potential to significantly fluctuate in any economic condition. For the remainder of the year, the higher percentage of longer-cycle, custom projects currently in Test backlog, coupled with project development for growth initiatives like Wind, will contribute to some continued quarterly variability. Nevertheless, this is a highly positive and most welcomed start to 2011.”

First Quarter Results

Orders were $139.6 million, a 30 percent increase compared to the first quarter prior year. Test orders were up 29 percent and Sensors orders grew 35 percent. At $29 million, orders in excess of $5 million were up $9 million compared to the prior year. Orders growth reflects continued strength in the Test ground vehicles market and Sensors industrial market. Backlog sequentially increased 15 percent to $247 million.

Revenue was $105.9 million, up 19 percent compared to the prior year, including 15 percent growth in Test, and 37 percent growth in Sensors, both driven by higher beginning backlog and higher order volume. The gross margin rate was 44.1 percent, up 4.6 percentage points, due to favorable product mix, increased leverage resulting from higher volume, and reduced Test warranty expense.

Income from operations was $18.5 million, an improvement of $12.1 million compared to the prior year. The increase predominantly resulted from higher gross margin. Net earnings climbed to $0.86 per share, an increase of $0.63 compared to the prior year. In addition to margin growth, a lower tax rate from favorable U.S. tax legislation contributed $0.07 per share and a lower share count positively impacted earnings per share by $0.06.

MTS News Release

Cash Position

Cash and cash equivalents at the end of the first quarter totaled $80.3 million, compared to $76.6 million at the end of fiscal 2010. During the first quarter, operating activities generated cash of $5.8 million and the company invested $2.3 million in capital expenditures.

On November 30, 2010, the company announced that its Board of Directors increased the quarterly cash dividend by 33 percent to $0.20 per share, reflecting management’s confidence in the company’s long-term market opportunities and ability to continue to generate strong operating cash flow.

Segment Results

Test Segment:

Orders were $115.8 million, up 29 percent compared to the prior year. Orders in the current quarter included two large ground vehicles orders totaling approximately $29 million while the first quarter prior year included two materials and structures orders totaling approximately $20 million. Excluding these large orders, base orders increased 24 percent from strong demand for ground vehicles durability, tire and vehicle-dynamics equipment. Currency translation unfavorably impacted orders by 2 percent. Backlog sequentially increased 16 percent to $230 million.

Revenue was $82.6 million, up 15 percent from higher beginning backlog. Currency translation unfavorably affected revenue by 1 percent.

Gross profit was $33.6 million, an increase of $7.8 million, or 30 percent, and the gross margin rate was 40.7 percent, an increase of 4.8 percentage points. Increased volume and lower warranty expense were the key drivers of the higher gross profit. Favorable product mix also contributed to the increase and was within normal quarterly variability.

Income from operations totaled $12.8 million, an increase of $9.6 million compared to the prior year, reflecting higher revenue and gross profit rate. Operating expenses declined 8 percent, primarily from lower legal expenses.

Sensors Segment:

Orders were $23.8 million, a 35 percent increase compared to the first quarter prior year, primarily driven by Europe and partially offset by 3 percent unfavorable impact of currency translation. Backlog remained flat sequentially at $16 million.

Revenue increased 37 percent to $23.3 million, similar to the orders growth rate and partially offset by 2 percent unfavorable impact of currency translation.

Gross profit was $13.1 million, up $3.7 million or 40 percent driven by the significant growth in year over year revenue. The gross margin rate was 56.2 percent, an increase of 1.4 percentage points. Income from operations was $5.7 million, an increase of $2.5 million, due to higher gross profit.

Outlook

Hamilton continued, “In comparison to a year ago, we are operating in a significantly better but still challenging environment. Our position today is the result of both an improved world-wide economy as well as actions we’ve taken over the last 18 months to ensure we came out of the recession a stronger company. Achieving our performance goals is not about hitting, or even exceeding, these goals in one quarter. It is about sustainable performance. Our first quarter 2011 financial performance is another step closer to our long term goals.

Assuming economic conditions remain relatively the same, the company now expects to exceed its revenue performance goal of 6-9% with year over year revenue growth expected in the mid-teens. With strong revenue growth, the company expects to achieve historical EBIT rates with return on invested capital (ROIC) nearing its long-term performance goal of greater than or equal to 20%.

MTS News Release

First Quarter Conference Call

A conference call will be held on February 4, 2011, at 10 a.m. EST (9 a.m. CDT). Call +1-719-325-2466 (Toll Free: +1-877-572-7031); and reference the conference pass code “3926747.” Telephone re-play will be available until 12 p.m. CST, February 18, 2011. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “3926747”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/InvestorRelations/index.asp. It will be available on February 11, 2011.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,948 employees and revenue of $374 million for the fiscal year ended October 2, 2010. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Fiscal Months Ended
	January 1,	January 2,
	2011	2010

Revenue	$105,876	$88,960
Cost of sales	59,204	53,778
Gross profit	46,672	35,182
Gross margin	44.1%	39.5%

Operating expenses:
Selling, general and administrative	25,070	25,384
Research and development	3,128	3,370
Total operating expenses	28,198	28,754

Income from operations	18,474	6,428
Operating margin	17.4%	7.2%

Interest expense, net	(427)	(408)
Other income (expense), net	57	(319)

Income before income taxes	18,104	5,701
Provision for income taxes	4,815	1,864
Net income	$13,289	$3,837

Earnings per share:
Basic-
Earnings per share	$0.87	$0.23
Weighted average number of common shares outstanding - basic	15,305	16,579

Diluted-
Earnings per share	$0.86	$0.23
Weighted average number of common shares outstanding - diluted	15,526	16,617

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	January 1,	October 2,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$80,281	$76,611
Accounts receivable, net	62,908	66,369
Unbilled accounts receivable	26,562	26,389
Inventories	55,329	51,792
Other current assets	22,992	23,541
Total current assets	248,072	244,702

Property and equipment, net	55,881	56,444

Goodwill	15,550	15,429
Intangibles, net	24,811	24,753
Other assets	5,022	5,077
Total Assets	$349,336	$346,405

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$40,243	$40,229
Accounts payable	20,302	21,818
Advance payments from customers	42,729	44,000
Other accrued liabilities	50,280	55,793
Total current liabilities	153,554	161,840

Other long-term liabilities	19,083	18,459
Total Liabilities	172,637	180,299

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized: 15,304 and 15,264 shares issued and outstanding, respectively	3,826	3,816
Retained earnings	159,588	147,609
Accumulated other comprehensive income	13,285	14,681
Total shareholders' investment	176,699	166,106
Total Liabilities and Shareholders' Investment	$349,336	$346,405

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Fiscal Months Ended
	January 1,	January 2,
Test Segment	2011	2010	% Variance

Orders	$115,807	$90,100	29%

Revenue	$82,542	$71,873	15%
Cost of Sales	48,985	46,060	6%
Gross profit	33,557	25,813	30%
Gross margin	40.7%	35.9%

Operating expenses	20,804	22,576	-8%

Income from operations	$12,753	$3,237	294%

Sensors Segment

Orders	$23,812	$17,588	35%

Revenue	$23,334	$17,087	37%
Cost of Sales	10,219	7,718	32%
Gross profit	13,115	9,369	40%
Gross margin	56.2%	54.8%

Operating expenses	7,394	6,178	20%

Income from operations	$5,721	$3,191	79%

Total Company

Orders	$139,619	$107,688	30%

Revenue	$105,876	$88,960	19%
Cost of Sales	59,204	53,778	10%
Gross profit	46,672	35,182	33%
Gross margin	44.1%	39.5%

Operating expenses	28,198	28,754	-2%

Income from operations	$18,474	$6,428	187%